Exhibit 99

Manning & Napier, Inc. Reports Fourth Quarter and Full Year 2017 Earnings Results

FAIRPORT, NY, February 7, 2018 - Manning & Napier, Inc. (NYSE: MN), (“Manning & Napier” or “the Company”) today reported 2017 fourth quarter and full year results for the period ended December 31, 2017.
Summary Highlights

•	Assets under management ("AUM") at December 31, 2017 were $25.1 billion, compared with $26.5 billion at September 30, 2017

•	Revenue for the fourth quarter decreased 23% year-over-year and 6% sequentially to $45.7 million

•	The Tax Cuts and Jobs Act resulted in $12.9 million of non-operating income and a corresponding $16.5 million income tax expense

•	Fourth quarter income before taxes was $21.6 million; the net loss attributable to Manning & Napier, Inc. for the fourth quarter was $1.5 million, or $0.11 per diluted share

•	On a non-GAAP basis, economic net income for the quarter was $3.2 million, or $0.04 per adjusted share

•	The Company's Board of Directors declared a quarterly dividend of $0.08 per share of Class A common stock at their October 2017 board meeting

•	Reduced Target Date Fund fees and launched a zero revenue share class

William Manning, co-founder, Chairman of the Board and Chief Executive Officer, commented, “2017 was a strong year for many of our key investment strategies, as we achieved relative outperformance for clients in several strategies, including our Life Cycle, U.S. Core Equity, Disciplined Value, International Discovery and Real Estate products. Equally important is the traction we have achieved in some of our recent initiatives, including our custom solutions offerings and digital marketing, which contributed to our two largest sources of client inflows during the year. These new initiatives, among others, demonstrate our ability to help clients achieve their goals and our ability to reach new clients while maintaining our traditional investment process and distribution approach.”

Mr. Manning continued, “Looking ahead to 2018, we remain committed to active management and the value-added services that have resonated with our clients in this market environment. We will balance continued product development, further expansion of customized services and consultative offerings, and prudent management of our operating costs in a way that best positions our company for long-term success.”

Fourth Quarter 2017 Financial Review
Manning & Napier reported fourth quarter 2017 revenue of $45.7 million, a decrease of 23% from revenue of $59.1 million reported in the fourth quarter of 2016, and a decrease of 6% from revenue of $48.8 million reported in the third quarter of 2017. The changes in revenue resulted primarily from changes in average AUM. Average AUM for the quarter was $25.9 billion, a 22% and 4% decrease from average AUM for the fourth quarter of 2016 and the third quarter of 2017, when average AUM was $33.0 billion and $27.0 billion, respectively. Revenue as a percentage of average AUM was 0.70% for the fourth quarter of 2017, compared to 0.71% for the fourth quarter of 2016 and 0.72% for the third quarter of 2017.

Operating expenses for the fourth quarter 2017 were $37.3 million, consistent with the fourth quarter of 2016, and increased by $0.3 million, or 1%, compared with the third quarter of 2017.
Compensation and related costs increased by $6.2 million and by $1.5 million compared with the fourth quarter of 2016 and third quarter of 2017, respectively. The increase in the current quarter compared to the respective periods was primarily due to higher incentive compensation costs for our investment team resulting from investment performance and certain one-time charges related to our Rainier U.S. investment team. As a percentage of revenue, compensation and related costs for the fourth quarter of 2017 were 52%, compared with 30% for the fourth quarter of 2016 and 46% for the third quarter of 2017.
Distribution, servicing and custody expenses for the fourth quarter of 2017 decreased by $1.5 million, or 20%, compared with the fourth quarter of 2016 while average mutual fund and collective trust AUM decreased by 35%. The percentage decrease in AUM exceeds the percentage decrease in expense since 2017 redemptions have been concentrated in those relationships where we do not have material distribution and servicing obligations. Specifically, we had a single retirement plan relationship which redeemed approximately $2.5 billion during the second quarter of 2017 where there was no associated distribution obligation. Distribution, servicing and custody expenses for the fourth quarter of 2017 decreased by $0.6 million, or 8%, compared with the third quarter of 2017, while average mutual fund and collective trust AUM decreased by 6%.
Other operating costs decreased by $4.6 million, or 39%, compared with the fourth quarter of 2016, and by $0.7 million, or 9%, compared with the third quarter of 2017. The decrease from fourth quarter 2016 was due mainly to the 2016 non-cash intangible asset impairment charge of $6.6 million, partially offset by a reduction of $3.0 million to the contingent consideration liability in the same quarter. Additionally, fourth quarter 2017 reflects a $1.0 million operating gain related to the Company's sale of certain Rainier U.S. mutual funds, which is also the main driver for the decrease in other operating costs from third quarter 2017. As a percentage of revenue, other operating costs for the fourth quarter of 2017 were 16% compared to 20% for the fourth quarter of 2016 and 16% for the third quarter of 2017.
Operating income was $8.3 million for the quarter, a decrease of $13.4 million, or 62%, from the fourth quarter of 2016 and a decrease of $3.4 million, or 29%, from the third quarter of 2017. Operating margin was 18% for the fourth quarter of 2017, compared with 37% for the fourth quarter of 2016 and 24% for the third quarter of 2017.
Non-operating income was $13.3 million for the quarter, compared to non-operating income of $0.4 million and $0.8 million reported for the fourth quarter of 2016 and third quarter of 2017, respectively. Included in non-operating income for the fourth quarter of 2017 and 2016 was income of $12.9 million and $1.6 million, respectively, related to changes in the Company's expected tax benefits under the tax receivable agreement ("TRA") and the corresponding decrease in the payment of such benefits. The change during the fourth quarter of 2017 was due to the enactment of the Tax Cuts and Jobs Act (“U.S. tax reform”) as further described below. In addition, non-operating income for the quarter included $0.1 million of net income on investments held by the Company to provide initial cash seeding for product development purposes, compared to a net loss of $1.0 million and net income of $0.7 million for the fourth quarter of 2016 and third quarter of 2017, respectively.
Income before taxes was $21.6 million for the fourth quarter of 2017, compared to $22.1 million in the fourth quarter of 2016, a 2% decrease, and $12.6 million in the third quarter of 2017, a 72% increase. Provision for income taxes increased by $12.4 million compared to the fourth quarter of 2016 and by $15.3 million compared to the third quarter of 2017. The increase is due to the enactment of the U.S. tax reform, which was signed into law on December 22, 2017. The tax law change decreases the corporate federal tax rate from 34% to 21%. As a result, the fourth quarter of 2017 reflects an estimated tax provision of $16.5 million due to revaluing the Company’s net deferred tax assets.
Net income attributable to the controlling and noncontrolling interests for the fourth quarter of 2017 was $5.6 million, compared to net income of $18.5 million in the fourth quarter of 2016 and $11.9 million in the third quarter of 2017. Net loss attributable to Manning & Napier, Inc. for the fourth quarter of 2017 was $1.5 million, or $0.11 per basic and diluted share, compared to net income of $2.0 million, or $0.13 per basic and diluted share, in the fourth quarter of 2016 and net income of $1.5 million, or $0.10 per basic and diluted share, in the third quarter of 2017 and reflects the public ownership of the Company’s subsidiary, Manning & Napier Group, LLC. The remaining ownership interest is attributable to the other members of Manning & Napier Group, LLC.
As defined in the Non-GAAP Financial Measures section below, the Company uses economic net income and economic net income per adjusted share to provide greater clarity regarding the cash earnings of the business. On this basis, Manning & Napier reported fourth quarter 2017 economic net income of $3.2 million, or $0.04 per adjusted share, compared to $12.8 million, or $0.16 per adjusted share, in the fourth quarter of 2016 and $7.7 million, or $0.10 per adjusted share, in the third quarter of 2017.
Twelve-months ended December 31, 2017 Financial Review
Manning & Napier reported 2017 revenue of $201.5 million, a decrease of 19% from revenue of $248.9 million reported in 2016. This decrease was consistent with changes in average AUM, which decreased by 18% from the prior year to $28.4 billion in 2017. Revenue as a percentage of average AUM was 0.71%, compared to 0.72% for the prior year.
Operating expenses for 2017 were $149.8 million, a decrease of $10.0 million, or 6%, from 2016.
Compensation and related costs increased by $3.1 million, or 4%, when compared to 2016. This increase was primarily due to general increases in compensation and benefits for our employees, as well as an increase in employee severance costs. As a percentage of revenue, compensation and related costs for 2017 were 46%, compared to 36% for the prior year.
Distribution, servicing and custody expenses for 2017 decreased by $6.7 million, or 19%, from 2016, while average mutual fund and collective trust AUM decreased by 29% for the same period. The percentage decrease in AUM exceeds the percentage decrease in expense since redemptions during 2017 were concentrated in those relationships where we did not have material distribution and servicing obligations.
Other operating costs decreased by $6.4 million, or 17%, when compared to 2016, due mainly to the 2016 non-cash intangible asset impairment charge of $6.6 million, which was partially offset by a $3.5 million reduction to the contingent consideration liability in the same period. Additionally, 2017 includes a $1.0 million operating gain related to the Company's sale of certain Rainier U.S. mutual funds. Other operating costs as a percentage of revenue, were 15% for both 2017 and 2016.
Operating income was $51.8 million for 2017, a decrease of $37.4 million, or 42%, from 2016. Operating margin for 2017 was 26% compared to the prior year of 36%.
Non-operating income for 2017 was $16.1 million, an increase of $14.5 million from non-operating income of $1.6 million reported in 2016. Included in non-operating income for 2017 and 2016 was income of $12.9 million and $1.5 million, respectively, related to changes in the Company's expected tax benefits under the tax receivable agreement and the corresponding decrease in the payment of such benefits. The change during 2017 was due to the enactment of the U.S. tax reform. In addition, included in non-operating income for 2017 was $2.4 million of net income on investments held by the Company to provide initial cash seeding for product development purposes, compared to net income of $0.2 million reported in 2016.
Income before taxes was $67.9 million for 2017, compared to $90.8 million in 2016, a 25% decrease. Provision for income taxes increased by $11.0 million, when compared to 2016, due to the enactment of the U.S. tax reform and the revaluing of the Company’s net deferred tax assets.
Net income attributable to the controlling and noncontrolling interests was $48.5 million and $82.4 million in 2017 and 2016, respectively. Net income attributable to the common shareholders for 2017 was $3.6 million, or $0.25 per basic and diluted share, compared to $9.3 million, or $0.63 per basic share and $0.62 per diluted share in 2016.
On a Non-GAAP basis, economic net income was $31.4 million, or $0.40 per adjusted share for 2017, compared to $55.4 million, or $0.68 per adjusted share in 2016.
Assets Under Management
As of December 31, 2017, AUM was $25.1 billion, a decrease of 5% from $26.5 billion as of September 30, 2017 and a decrease of 21% from $31.7 billion as of December 31, 2016. The composition of the Company’s AUM as of December 31, 2017 was 67% in separate accounts and 33% in mutual funds and collective investment trusts, compared to 65% and 59% in separate accounts and 35% and 41% in mutual funds and collective investment trusts as of September 30, 2017 and December 31, 2016, respectively.
Since September 30, 2017, AUM decreased by $1.4 billion. This decrease in AUM was attributable to net client outflows of $2.0 billion and disposed assets of $0.1 billion, partially offset by market appreciation of approximately $0.7 billion. The net client outflows of $2.0 billion consisted of net client outflows for both the separate account and mutual fund and collective investment trust products of approximately $1.0 billion. The annualized separate account retention rate for the three months ended December 31, 2017 was 79%, compared to 80% for the rolling 12 months ended December 31, 2017.
When compared to December 31, 2016, AUM decreased by $6.6 billion from $31.7 billion, including a decrease of $1.9 billion, or 10%, in separate account AUM and a decrease of $4.6 billion, or 36%, in mutual fund and collective investment trust AUM. The $6.6 billion decrease in AUM from December 31, 2016 to December 31, 2017 was attributable to net client outflows of approximately $11.1 billion and disposed assets of $0.1 billion, partially offset by market appreciation of $4.7 billion. The net client outflows of $11.1 billion consisted of $4.8 billion of net outflows for separate accounts and $6.3 billion of net outflows for mutual funds and collective investment trusts.
Balance Sheet
Cash and cash equivalents were $78.3 million and $103.3 million as of December 31, 2017 and September 30, 2017, respectively. Investments, including short-term investments and seeded products, were $70.4 million and $38.3 million, as of December 31, 2017 and September 30, 2017, respectively. The decrease in cash and cash equivalents during the quarter was driven primarily by the Company's purchase of short-term investments to optimize cash management opportunities and by Manning & Napier Group's distribution of $9.3 million in cash to its members, resulting in a fourth quarter dividend of $0.08 per share of Class A common stock. This decrease was partially offset by net income during the quarter, coupled with the timing of accrued incentive compensation payments. As of December 31, 2017, the Company had no debt.
Conference Call
Manning & Napier will host a conference call to discuss its 2017 fourth quarter and full year financial results on Wednesday, February 7, 2018, at 5:00 p.m. ET. To access the teleconference, please dial 706-758-9224 (domestic and international) approximately ten minutes before the teleconference’s scheduled start time and reference ID# 4490479. A live webcast will also be available on the investor relations portion of Manning & Napier’s website at http://ir.manning-napier.com/. A supplemental slide deck will be posted to the Company's website prior to the call.
If you are unable to access the live teleconference, a replay will be available beginning approximately two hours after the call’s completion and available through February 14, 2018. The teleconference replay can be accessed by dialing 404-537-3406 (domestic and international) and entering the ID# 4490479. A webcast replay will also be available on the investor relations portion of Manning & Napier’s website at http://ir.manning-napier.com/.
Non-GAAP Financial Measures
To provide investors with greater insight, promote transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making, the Company supplements its consolidated statements of income presented on a GAAP basis with non-GAAP financial measures of earnings. Please refer to the schedule in this release for a reconciliation of non-GAAP financial measures to GAAP measures.
Management uses economic net income and economic net income per adjusted share as financial measures to evaluate the profitability and efficiency of the Company’s business. Economic net income and economic net income per adjusted share are not presented in accordance with GAAP.
Economic net income is a non-GAAP measure of after-tax operating performance and equals the Company’s income before tax provision for income taxes less adjusted income taxes. Adjusted income taxes are estimated assuming the exchange of all outstanding units of Manning & Napier Group, LLC into Class A common stock on a one-to-one basis. Therefore, all income of Manning & Napier Group, LLC allocated to the units of Manning & Napier Group, LLC is treated as if it were allocated to Manning & Napier and represents an estimate of income tax expense at an effective rate of 85.1%, 39.0% and 42.1% for the three-month periods ended December 31, 2017, September 30, 2017 and December 31, 2016, respectively, and 53.7% and 39.0% for the twelve months ended December 31, 2017 and 2016, respectively, reflecting assumed federal, state and local income taxes. The increase in the effective tax rate during the fourth quarter of 2017 reflects the income tax expense upon revaluing the Company's deferred tax assets due to the reduction of the corporate income tax rate from the enactment of the U.S. tax reform. Our current analysis indicates an estimated adjusted effective rate of approximately 27% for 2018, though the actual adjusted effective rate may differ as a consequence of non-recurring or discrete items.
Economic net income per adjusted share is equal to economic net income divided by the total number of adjusted Class A common shares outstanding. The number of adjusted Class A common shares outstanding for all periods presented is determined by assuming the weighted average exchangeable units of Manning & Napier Group, LLC and unvested equity awards are converted into the Company’s outstanding Class A common stock as of the respective reporting date, on a one-to-one basis. The Company’s management uses economic net income, among other financial data, to determine the earnings available to distribute as dividends to holders of its Class A common stock and to the holders of the units of Manning & Napier Group, LLC.
Investors should consider the non-GAAP measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. Additionally, the Company’s non-GAAP measures may differ from similar measures used by other companies, even if similar terms are used to identify such measures.
About Manning & Napier, Inc.
Manning & Napier (NYSE: MN) provides a broad range of investment solutions as well as a variety of consultative services that complement our investment process. Founded in 1970, we offer U.S. and non-U.S. equity, fixed income, and a range of blended asset portfolios, such as life cycle funds and actively-managed exchange-traded fund ("ETF")-based portfolios. We serve a diversified client base of high-net-worth individuals and institutions, including 401(k) plans, pension plans, Taft-Hartley plans, endowments and foundations. For many of these clients, our relationship goes beyond investment management and includes customized solutions that address key issues and solve client-specific problems. We are headquartered in Fairport, NY and had 433 employees as of December 31, 2017.
Safe Harbor Statement
This press release and other statements that the Company may make may contain forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect the Company’s current views with respect to, among other things, its operations and financial performance. Words like “believes,” “expects,” “may,” “estimates,” “will,” “should,” “intends,” “plans,” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, are used to identify forward-looking statements, although not all forward-looking statements contain these words. Although the Company believes that it is basing its expectations and beliefs on reasonable assumptions within the bounds of what it currently knows about its business and operations, there can be no assurance that its actual results will not differ materially from what the Company expects or believes. Some of the factors that could cause the Company’s actual results to differ from its expectations or beliefs include, without limitation: changes in securities or financial markets or general economic conditions; a decline in the performance of the Company’s products; client sales and redemption activity; changes of government policy or regulations; and other risks discussed from time to time in the Company’s filings with the Securities and Exchange Commission.
Contacts
Investor Relations:
Sean Silva
Prosek Partners
212-279-3115
ssilva@prosek.com
Public Relations:
Nicole Kingsley Brunner
Manning & Napier, Inc.
585-325-6880
nbrunner@manning-napier.com
Source Manning & Napier

Manning & Napier, Inc.
Consolidated Statements of Operations
(in thousands, except share data)
(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Revenues
Investment management services revenue	$45,668	$48,838	$59,085	$201,527	$248,937
Expenses
Compensation and related costs	23,829	22,287	17,649	91,730	88,622
Distribution, servicing and custody expenses	6,335	6,920	7,878	27,750	34,468
Other operating costs	7,180	7,887	11,785	30,279	36,639
Total operating expenses	37,344	37,094	37,312	149,759	159,729
Operating income	8,324	11,744	21,773	51,768	89,208
Non-operating income (loss)
Non-operating income (loss), net	13,274	847	358	16,109	1,574
Income before provision for income taxes	21,598	12,591	22,131	67,877	90,782
Provision for income taxes	16,028	739	3,590	19,352	8,374
Net income attributable to the controlling and the noncontrolling interests	5,570	11,852	18,541	48,525	82,408
Less: net income attributable to the noncontrolling interests	7,086	10,331	16,548	44,938	73,134
Net income (loss) attributable to Manning & Napier, Inc.	$(1,516)	$1,521	$1,993	$3,587	$9,274

Net income (loss) per share available to Class A common stock
Basic	$(0.11)	$0.10	$0.13	$0.25	$0.63
Diluted	$(0.11)	$0.10	$0.13	$0.25	$0.62
Weighted average shares of Class A common stock outstanding
Basic	14,249,347	14,249,347	14,042,880	14,164,037	13,948,433
Diluted	14,249,347	78,210,019	14,212,655	14,237,025	14,161,782

Manning & Napier, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Measures
(in thousands, except share data)
(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016

Net income (loss) attributable to Manning & Napier, Inc.	$(1,516)	$1,521	$1,993	$3,587	$9,274
Add back: Net income attributable to the noncontrolling interests	7,086	10,331	16,548	44,938	73,134
Add back: Provision for income taxes	16,028	739	3,590	19,352	8,374
Income before provision for income taxes	21,598	12,591	22,131	67,877	90,782
Adjusted income taxes (Non-GAAP)	18,382	4,910	9,324	36,430	35,405
Economic net income (Non-GAAP)	$3,216	$7,681	$12,807	$31,447	$55,377

Weighted average shares of Class A common stock outstanding - Basic	14,249,347	14,249,347	14,042,880	14,164,037	13,948,433
Assumed vesting, conversion or exchange of:
Manning & Napier Group, LLC units outstanding (non-controlling interest)	63,931,065	63,937,284	65,784,571	64,387,304	66,459,691
Unvested restricted share-based awards	852,123	874,080	1,259,283	1,016,166	1,573,874
Weighted average adjusted shares (Non-GAAP)	79,032,535	79,060,711	81,086,734	79,567,507	81,981,998

Economic net income per adjusted share (Non-GAAP)	$0.04	$0.10	$0.16	$0.40	$0.68

Manning & Napier, Inc.
Assets Under Management ("AUM")
(in millions)
(unaudited)
For the three months ended:	Investment Vehicle			Portfolio
	Separate accounts	Mutual funds and collective investment trusts	Total	Blended Asset	Equity	Fixed Income	Total

As of September 30, 2017	$17,360.3	$9,185.5	$26,545.8	$16,380.1	$8,837.4	$1,328.3	$26,545.8
Gross client inflows (1)	500.4	524.6	1,025.0	619.1	276.4	129.5	1,025.0
Gross client outflows (1)	(1,452.2)	(1,583.2)	(3,035.4)	(1,647.9)	(1,250.0)	(137.5)	(3,035.4)
Acquired/(disposed) assets	—	(121.8)	(121.8)	—	(121.8)	—	(121.8)
Market appreciation/(depreciation) & other (2)	448.1	251.5	699.6	315.3	378.6	5.7	699.6
As of December 31, 2017	$16,856.6	$8,256.6	$25,113.2	$15,666.6	$8,120.6	$1,326.0	$25,113.2
Average AUM for period	$17,153.0	$8,728.4	$25,881.4	$16,049.1	$8,514.9	$1,317.4	$25,881.4

As of June 30, 2017	$17,714.9	$9,360.6	$27,075.5	$16,613.8	$9,094.3	$1,367.4	$27,075.5
Gross client inflows (1)	407.2	393.4	800.6	468.0	278.0	54.6	800.6
Gross client outflows (1)	(1,383.4)	(928.2)	(2,311.6)	(1,193.5)	(1,014.5)	(103.6)	(2,311.6)
Market appreciation/(depreciation) & other (2)	621.6	359.7	981.3	491.8	479.6	9.9	981.3
As of September 30, 2017	$17,360.3	$9,185.5	$26,545.8	$16,380.1	$8,837.4	$1,328.3	$26,545.8
Average AUM for period	$17,707.0	$9,294.0	$27,001.0	$16,538.6	$9,125.2	$1,337.2	$27,001.0

As of September 30, 2016	$20,537.0	$14,281.5	$34,818.5	$21,548.9	$11,924.8	$1,344.8	$34,818.5
Gross client inflows (1)	464.2	596.4	1,060.6	668.8	314.8	77.0	1,060.6
Gross client outflows (1)	(1,550.6)	(1,520.7)	(3,071.3)	(1,641.4)	(1,341.7)	(88.2)	(3,071.3)
Market appreciation/(depreciation) & other (2)	(648.7)	(476.1)	(1,124.8)	(666.9)	(434.0)	(23.9)	(1,124.8)
As of December 31, 2016	$18,801.9	$12,881.1	$31,683.0	$19,909.4	$10,463.9	$1,309.7	$31,683.0
Average AUM for period	$19,538.6	$13,475.0	$33,013.6	$20,553.0	$11,140.7	$1,319.9	$33,013.6

For the twelve months ended:	Investment Vehicle			Portfolio
	Separate accounts	Mutual funds and collective investment trusts	Total	Blended Asset	Equity	Fixed Income	Total

As of December 31, 2016	$18,801.9	$12,881.1	$31,683.0	$19,909.4	$10,463.9	$1,309.7	$31,683.0
Gross client inflows (1)	1,884.7	2,079.0	3,963.7	2,353.0	1,190.5	420.2	3,963.7
Gross client outflows (1)	(6,675.3)	(8,391.0)	(15,066.3)	(8,969.0)	(5,632.1)	(465.2)	(15,066.3)
Acquired/(disposed) assets	—	(121.8)	(121.8)	—	(121.8)	—	(121.8)
Market appreciation/(depreciation) & other (2)	2,845.3	1,809.3	4,654.6	2,373.2	2,220.1	61.3	4,654.6
As of December 31, 2017	$16,856.6	$8,256.6	$25,113.2	$15,666.6	$8,120.6	$1,326.0	$25,113.2
Average AUM for period	$18,094.6	$10,272.4	$28,367.0	$17,449.6	$9,601.1	$1,316.3	$28,367.0

As of December 31, 2015	$20,735.4	$14,706.8	$35,442.2	$22,442.4	$11,828.4	$1,171.4	$35,442.2
Gross client inflows (1)	1,760.1	3,130.5	4,890.6	3,240.0	1,286.9	363.7	4,890.6
Gross client outflows (1)	(5,729.0)	(7,215.4)	(12,944.4)	(6,623.6)	(5,891.8)	(429.0)	(12,944.4)
Acquired/(disposed) assets	1,234.2	1,660.1	2,894.3	—	2,719.8	174.5	2,894.3
Market appreciation/(depreciation) & other (2)	801.2	599.1	1,400.3	850.6	520.6	29.1	1,400.3
As of December 31, 2016	$18,801.9	$12,881.1	$31,683.0	$19,909.4	$10,463.9	$1,309.7	$31,683.0
Average AUM for period	$20,266.1	$14,407.5	$34,673.6	$21,485.5	$11,884.5	$1,303.6	$34,673.6

(1)	Transfers of client assets between portfolios are included in gross client inflows and gross client outflows.

(2)
Market appreciation/(depreciation) and other includes investment gains/(losses) on assets under management, the impact of changes in foreign exchange rates and net flows from non-sales related activities including net reinvested dividends.

# # #